Exhibit 4.52

AMENDED AND RESTATED

NON-COMPETITION AGREEMENT

This Amended and Restated Non-Competition Agreement is dated as of November 29, 2011, by and between Sohu.com Inc., a Delaware corporation (“Sohu”), and Changyou.com Limited, a Cayman Islands corporation (“Changyou”). Sohu and Changyou are individually referred to as a “Party,” and together as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

RECITALS

WHEREAS, Sohu is the beneficial owner of a majority of the issued and outstanding ordinary shares of Changyou;

WHEREAS, prior to December 1, 2007, the Sohu Group was engaged in the client-end installed massively multi-player online role-playing games (“MMORPGs”) business and, since December 1, 2007, has conducted such business through the Changyou Group (as defined below);

WHEREAS, the Parties entered into a Non-Competition Agreement dated as of January 1, 2009 (the “Existing Agreement”);

WHEREAS, Sohu and Changyou and certain of their respective subsidiaries and variable interest entities have entered into a Master Transaction Agreement dated as of November 29, 2011 (the “17173 Master Transaction Agreement”), pursuant to which the Sohu Group (as defined below) has agreed to sell the 17173 Business (as defined below) to the Changyou Group (the “17173 Acquisition”) and the Changyou Group has agreed to purchase the 17173 Business from the Sohu Group; and

WHEREAS, Sohu and Changyou wish to amend and restate the Existing Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, and intending to be legally bound, Sohu and Changyou mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. The following capitalized terms shall have the meanings given to them in this Section 1.1:

“17173 Acquisition” has the meaning set forth in the recitals to this Agreement.

“17173 Business” means the online game information portal, web-based game platform, software applications development and distribution and other game-related services conducted or engaged in by the Sohu Group in connection with or through the Websites as of closing date of the 17173 Acquisition, consisting of, among other things, (i) links to the games of online game companies that are customers of the Websites, with the Sohu Group being compensated by such customers according to the revenues that such customers earn from game players who reach the customers’ games using click-throughs from the Websites and (ii) advertising services provided by the Sohu Group to advertisers on the Websites.

“17173 Closing” means the closing of the 17173 Acquisition pursuant to the 17173 Master Transaction Agreement.

“17173 Master Transaction Agreement” has the meaning set forth in the recitals to this Agreement.

“17173 Business Non-Competition Period” means the period beginning on the date of the 17173 Closing and ending on the fifth anniversary date of the date of the 17173 Closing.

“2009 Master Transaction Agreement” means the Master Transaction Agreement dated as of January 1, 2009 by and between Sohu and Changyou, as the same may be amended from time to time.

“Agreement” means this Amended and Restated Non-Competition Agreement, as the same may be amended from time to time.

“Ancillary Game Services” is used herein solely with reference to periods prior to the 17173 Closing and means certain online game services of the type that the Sohu Group provided prior to the 17173 Closing on the 17173.com web site consisting of links to the games of online game companies that are customers of 17173.com, with Sohu generally being compensated by such customers according to, among other things, the revenues that such customers earn from game players who reach the customers’ games using click-throughs from the 17173.com web site.

“Changyou” has the meaning set forth in the preamble to this Agreement.

“Changyou MMORPG Business” means the development, operation and licensing of client-end installed MMORPGs and other support services, as previously conducted by Sohu and as conducted and contemplated to be conducted by the Changyou Group on a world-wide basis as of January 1, 2009 and the date that the IPO Registration Statement became effective under the U.S. Securities Act of 1933, as more fully described in the IPO Registration Statement.

“Changyou Group” means Changyou and its subsidiaries and VIEs.

“Existing Agreement” has the meaning set forth in the recitals to this Agreement.

“General Non-Competition Period” means the period beginning January 1, 2009 and ending on the later of:

(a)	the date that is three years after the first date upon which members of the Sohu Group cease to own in the aggregate at least ten percent (10%) of the voting power of the then outstanding securities of Changyou; and

(b)	the fifth anniversary of March 17, 2009.

“Inter-Company Agreements” has the meaning ascribed to it in the 2009 Master Transaction Agreement.

“IPO Registration Statement” means the Registration Statement on Form F-1 filed by Changyou with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 on March 17, 2009 as amended thereafter from time to time.

“MMORPGs” means, as used in this Agreement is intended to be strictly limited to, client-end installed massively multi-player online role-playing games.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Sohu” shall have the meaning set forth in the preamble to this Agreement.

“Sohu Business” means the online portal, search, mobile value-added services and any other business conducted or contemplated to be conducted by the Sohu Group as of January 1, 2009 and as of the date on which the IPO Registration Statement became effective under the U.S. Securities Act of 1933. With respect to periods on and after the 17173 Closing, “Sohu Business” will not include the 17173 Business.

“Sohu Group” means Sohu.com Inc. and its subsidiaries and VIEs other than Changyou and its subsidiaries and VIEs.

“VIE” of any Person means any entity that controls, is controlled by, or is under common control with such Person and is deemed to be a variable interest entity consolidated with such Person for purposes of U.S. GAAP. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Websites” means www.17173.com and www.37wanwan.com.

ARTICLE II

NON-COMPETITION

2.1 Undertaking of the Sohu Group.

(a) During the General Non-Competition Period, Sohu will not, and will cause each of the other members of the Sohu Group not to, directly or indirectly, anywhere in the world sell or otherwise provide to any third party any product or service or otherwise engage in any business that competes in any way with the Changyou MMORPG Business, whether as a principal or for its own account, or as a shareholder or other equity owner in any Person (other than Changyou); provided that the foregoing shall not prohibit any member of the Sohu Group from owning beneficially or of record, less than 2% (calculated on an aggregate basis combining any such ownership by any members of the Sohu Group) of the equity or its equivalent of any Person (other than Changyou) that sells or otherwise provides any product or service in competition with the Changyou MMORPG Business. Sohu’s undertaking under this Section 2.1 for periods prior to the 17173 Closing does not apply to the Ancillary Game Services, to the extent and for so long as the revenue earned for the Ancillary Game Services does not exceed ten percent (10%) of the total revenue of the Sohu Group in the same fiscal year.

(b) During the 17173 Business Non-Competition Period, Sohu will not, and will cause each of the other members of the Sohu Group not to, directly or indirectly, anywhere in the world sell or otherwise provide to any third party any product or service or otherwise engage in any business that competes in any way with the 17173 Business, whether as a principal or for its own account, or as a shareholder or other equity owner in any Person (other than Changyou); provided that the foregoing shall not prohibit any member of the Sohu Group from owning beneficially or of record, less than 2% (calculated on an aggregate basis combining any such ownership by any members of the Sohu Group) of the equity or its equivalent of any Person (other than Changyou) that sells or otherwise provides any product or service in competition with the 17173 Business, and shall not prohibit the Sohu Group’s ownership and operation of a web site through the domain name “games.sohu.com,” for so long as content for and maintenance of such site is primarily provided by staff of Changyou.

2.2 Undertaking of the Changyou Group. During the General Non-Competition Period, Changyou will not, and will cause each of the other members of the Changyou Group not to, directly or indirectly, anywhere in the world sell or otherwise provide to any third party any product or service or otherwise engage in any business that competes in any way with the Sohu Business, whether as a principal or for its own account, or as a shareholder or other equity owner in any Person; provided that the foregoing shall not prohibit any member of the Changyou Group from owning beneficially or of record, less than 2% (calculated on an aggregate basis combining any such ownership by any member of the Changyou Group) of the equity or its equivalent of any Person that sells or otherwise provides any such product or service in competition with the Sohu Business.

ARTICLE III

NON-SOLICITATION

3.1 Non-Solicitation by Sohu. During the General Non-Competition Period, Sohu will not, and will cause each other member of the Sohu Group not to, directly or indirectly, hire, or solicit for hire, any active employees of or individuals providing consulting services to any member of the Changyou Group, or any former employees of or individuals providing consulting services to any member of the Changyou Group within six months of the termination of their employment with or consulting services to the member of the Changyou Group, without Changyou’s consent; provided that the foregoing shall not prohibit any solicitation activities through generalized non-targeted advertisement not directed to such employees or individuals that do not result in the hiring of any such employees or individuals by the Sohu Group within the General Non-Competition Period.

3.2 Non-Solicitation by Changyou. During the General Non-Competition Period, Changyou will not, and will cause each other member of the Changyou Group not to, directly or indirectly, solicit or hire any active employees of or individuals providing consulting services to any member of the Sohu Group, or any former employees of or individuals providing consulting services to any member of the Sohu Group within six months of the termination of their employment with or consulting to the member of the Sohu Group, without Sohu’s consent; provided that the foregoing shall not prohibit any solicitation activities through generalized non-targeted advertisement not directed to such employees or individuals that do not result in the hiring of any such employees or individuals by the Changyou Group within the General Non-Competition Period.

ARTICLE IV

MISCELLANEOUS

4.1 Consent of Sohu. Any consent of Sohu pursuant to this Agreement shall not be effective unless it is in writing and evidenced by the signature of the Chief Executive Officer or Chief Financial Officer of Sohu (or such other person that the Chief Executive Officer, Chief Financial Officer or board of directors of Sohu has specifically authorized in writing to give such consent).

4.2 Consent of Changyou. Any consent of Changyou pursuant to this Agreement shall not be effective unless it is in writing and evidenced by the signature of the Chief Executive Officer or Chief Financial Officer of Changyou (or such other person that the Chief Executive Officer, Chief Financial Officer or board of directors of Changyou has specifically authorized in writing to give such consent).

4.3 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof, and amends, restates, and supersedes the Existing Agreement in its entirety.

4.4 Governing Law and Dispute Resolution.

(a) This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of New York, U.S.A., applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof).

(b) Each of the parties hereto irrevocably agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in the Hong Kong S.A.R. under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Arbitration Rules”) in force when the Notice of Arbitration is submitted in accordance with the Arbitration Rules. There shall be one (1) arbitrator, selected in accordance with the Arbitration Rules. The award of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s award in any court having competent jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses.

4.5 Termination; Amendment. This Agreement may be terminated or amended by mutual written consent of the Parties.

4.6 Notices. Notices and other communications to be given by any Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

if to Sohu:

Level 12, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

Attention: Chief Financial Officer

Email: carol@sohu-inc.com

if to Changyou:

East Tower, JinYan Building

No. 29 Shijingshan Road, Shijingshan District

Beijing 100043

People’s Republic of China

Attention: Chief Financial Officer

Email: alex@cyou-inc.com

or to such other address or email address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination shall be sent by hand delivery or recognized overnight courier. All other notices may also be sent by email, confirmed by mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by email; upon confirmation of delivery, if sent by recognized overnight courier; and upon receipt if mailed.

4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

4.8 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. No party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment without such consent shall be void; provided, however, each Party may assign this Agreement to a successor entity in conjunction with the transfer of substantially all of the Party’s business, whether by sale of substantially all assets, merger, consolidation or otherwise.

4.9 Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that transactions contemplated hereby are fulfilled to the fullest extent possible.

4.10 Failure or Indulgence not Waiver; Specific Performance; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Each Party recognizes and agrees that the other Party’s remedy at law for any breach of this Agreement would be inadequate and that the non-breaching Party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law (without the posting of any bond and without proof of actual damages). All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.11 Authority. Each of the Parties hereto represents to the others that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

4.12 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. None of the provisions of this Agreement are intended to supersede any provision in any of the 2009 Master Transaction Agreement, the Inter-Company Agreements, the 17173 Master Transaction Agreement or any other agreement with respect to the respective subject matters thereof.

[Signatures on Next Page]

WHEREFORE, the Parties have signed this Amended and Restated Non-Competition Agreement effective as of the date first set forth above.

SOHU.COM INC.

By:
Name: Carol Yu
Title: Chief Financial Officer

CHANGYOU.COM LIMITED

By:
Name: Wang Tao
Title: Chief Executive Officer